Exhibit 3.1

STATE of DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE of FORMATION

This Certificate of Formation of GMF Wholesale Receivables LLC (the “Company”), dated as of February 22, 2013, is being duly executed and filed by the undersigned, as an authorized person, for the purposes of forming a limited liability company under the Delaware Limited Liability Company Act (6 Del.C. § 18-101, et seq.).

SECTION 1: The name of the limited liability company is GMF Wholesale Receivables LLC.

SECTION 2: The address of the registered office of the Company in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, in the City of Wilmington, New Castle County, Delaware 19808.

SECTION 3: The name and address of the registered agent for service of process on the Company is Corporation Service Company, 2711 Centerville Road, Suite 400, in the City of Wilmington, New Castle County, Delaware 19808.

SECTION 4: This Certificate of Formation shall be effective upon filing.

In Witness Whereof, the undersigned has executed this Certificate of Formation as of the date first written above.

By:	/s/ Frank E. Brown III
Name: Frank E. Brown III
Title: Authorized Person